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Exhibit 4.2(g)

AGREEMENT TO AMEND
WORKING CAPITAL REVOLVING PROMISSORY NOTE
and MEZZANINE REVOLVING PROMISSORY NOTE

January 8, 2003

        This Agreement to Amend Working Capital Revolving Promissory Note and Mezzanine Revolving Promissory Note, under date of March 31, 2002, by and between 2nd Swing, Inc., a Minnesota corporation ("Maker") and David R. Pomije ("Holder") is entered into effective January 8, 2003:

        For value received, the parties hereto agree as follows:

        1.     The Maturity Date of the Working Capital Revolving Promissory Note is extended from March 31, 2003 to March 31, 2004 and the amount of the principal is increased from up to $1,500,000.00 to up to $4,500,000.00, but all other terms and conditions of the Working Capital Revolving Promissory Note shall remain in full force and effect.

        2.     In the event an initial public offering ("Offering") or private placement, raising at least $10,000,000.00 in capital for Holder, is closed on or before the Maturity Date, as extended, of the Working Capital Revolving Promissory Note, the principal plus all accrued interest on the Working Capital Promissory Note shall be paid in full within five business days of the closing of either the Offering or private placement, as the case may be.

        3.     The Mezzanine Revolving Promissory Note under date of March 31, 2002, as amended March 31, 2002 is amended so that the Maturity Date of the Mezzanine Revolving Promissory Note is extended from December 31, 2003 to March 31, 2004, but all other terms and conditions of the Mezzanine Revolving Promissory note shall remain in full force and effect. Notwithstanding the foregoing, in the event an Offering or private placement, which raises at least $10,000,000.00 of capital for the Maker, on or before the Maturity Date of the Mezzanine Revolving Promissory Note, as extended, the Maker shall pay in full the principal plus all accrued interest on the Mezzanine Revolving Promissory Note within five business days of closing on the Offering or the private placement, as the case may be.

        4.     The Mezzanine Financing Letter Agreement dated March 31, 2002, as amended by Agreement dated March 31, 2003, between Maker and Holder, which sets forth, among other things, the consideration to create the Mezzanine Revolving Promissory Note, is likewise amended so that reference to the Maturity Date (as therein defined) shall be amended if the Offering or private placement does not close on or before December 31, 2003, so that the Maturity Date becomes March 31, 2004 (rather than the initial Maturity Date, as extended, of December 31, 2003). All other terms and conditions of the March 31, 2002 Mezzanine Financing Letter Agreement shall remain in full force and effect

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement to Amend.

MAKER:
2nd SWING, INC., a Minnesota corporation
By:
Stanley A. Bodine Its Chief Executive Officer
HOLDER:
David R. Pomije

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AGREEMENT TO AMEND WORKING CAPITAL REVOLVING PROMISSORY NOTE and MEZZANINE REVOLVING PROMISSORY NOTE January 8, 2003